Exhibit 99.1



Record Fourth Quarter Net Income of $18.1 Million -- An Increase of 72%


Record Net Income for Year of $50.3 Million -- An Increase of 56%


     BankAtlantic Bancorp, Inc. (NYSE: BBX), the parent company of BankAtlantic, Levitt Companies and Ryan Beck & Co., today announced that Net Income increased 72% to $18.1 million for the fourth quarter of 2002, up from $10.5 million earned in the corresponding period in 2001. On a per share basis, Net Income for the quarter was $0.29, up from $0.19 in the corresponding 2001 quarter. Net Income for the year ended December 31, 2002 was a record $50.3 million, an increase of 56%, compared to $ 32.2 million in 2001. On a per share basis, Net Income for the year was $0.81, up from $0.65 during the corresponding 2001 period. (All per share amounts are diluted.)


     The Company also reported "operating net income" of $19.0 million ($0.30 per share) for the fourth quarter of 2002, an increase of 43% compared to $13.3 million ($0.24 per share) earned in the corresponding period in 2001. For the year ended December 31, 2002, "operating net income" was a record $61.3 million, an increase of 38%, compared to $44.5 million in 2001. On a per share basis, operating net income was $0.98 vs. $0.88 in 2001. As discussed more fully below, the Company is restating its results for the second and third quarters, 2002 downward by $0.02 and $0.01 per share, respectively.


     A more detailed summary of significant financial events, a reconciliation between Net Income (under Generally Accepted Accounting Principles ("GAAP")) and "operating net income," and extensive business segment financial data can be accessed on the Investor Relations page of the BankAtlantic website at the text link labeled "Supplemental Financials" (http://www.bankatlantic.com/ investorrelations/supplemental.asp ). Net Income as determined under GAAP is adjusted to "operating net income" by adjusting for itemized extraordinary and non-recurring items and by removing prior years' goodwill amortization. The Company believes that this adjustment is appropriate so as to allow investors to see financial information on the same basis as used by management in evaluating its various operations. Copies of the Supplemental Financials can also be received via fax or mail upon request by contacting BankAtlantic's Investor Relations department utilizing the contact information listed at the end of this release.
              BankAtlantic Bancorp Highlights (consolidated)
          Fourth Quarter, 2002 Compared to Fourth Quarter, 2001

   * Net Income of $18.1 million vs. $10.5 million, an increase of 72%
   * Diluted earnings per share of $0.29 vs. $0.19, an increase of 53%.
   * "Operating net income" of $19.0 million vs. $13.3 million, an increase of 43%.
   * "Operating earnings per share" increased to $0.30 vs. $0.24, an increase of 25%.
   * "Operating return" on tangible assets was 1.39% vs. 1.16%.
   * "Operating return" on tangible equity was 21.03% vs. 16.25%.
   * Book value per share rose to $8.05 vs. $7.50.
               Full Year, 2002 Compared to Full Year, 2001
   * Net Income of $50.3 million vs. $32.2 million, an increase of 56%.
   * Diluted earnings per share of $0.81 vs. $0.65, an increase of 25%.
   * "Operating net income" of $61.3 million vs. $44.5 million, an increase of 38%.
   * "Operating earnings per share" increased to $0.98 vs. $0.88, or 11%.
   * "Operating return" on tangible assets was 1.15% vs. 0.96%.
   * "Operating return" on tangible equity was 17.23% vs. 17.79%.


                                Management Strategy:



     Management determined in 1999 that its objective of increasing shareholder value and attaining high performance status would be best achieved by increasing low cost deposits (demand, NOW and savings deposits), increasing non interest income, improving credit quality, reducing leverage in the holding company and simplifying our business mix.


     In 2000 and 2001, we significantly augmented our management group when we recruited senior executive officers from high performance institutions to join our executive management team in the capacity of Chief Financial Officer, Chief Credit Officer, Chief Community Banking Officer and Chief Information and Operations Officer. These officers have brought the depth of experience in financial controls, credit, sales management and technology that our bank needed to implement its strategy.


     In late 2001 and early 2002 BankAtlantic changed the landscape of banking in Florida through its "Florida's Most Convenient Bank" initiative. This initiative includes free checking, seven day branch banking, extended lobby hours, 24 hour customer service center and dozens of new product and customer service initiatives to brand BankAtlantic as the most unique, innovative, entrepreneurial and convenient bank in Florida.


                           Management Commentary:


     Chairman of the Board and CEO Alan B. Levan commented, "This was a very significant year of accomplishment for our company.


* As the result of this transformation of BankAtlantic, we were successful in increasing the percentage of low cost deposits (demand, NOW and savings deposits) to total deposits to 35%, from 27% at the end of last year. Excluding acquisitions, our deposit growth was 5%, or $111 million, in 2002. Of this increase, $212 million was in low cost deposits, which grew 35% year- over-year on a "same store" basis -- net of a reduction in higher cost certificates of deposit of $152 million. Across our system, we opened approximately 77,000 new demand and NOW accounts in 2002, a level approximately 134% higher than our experience in 2001. Our objective is to sustain a 15% rate of increase in low cost deposits and have built our 2003 business plans around such an increase.


* Our increased marketing, personnel and other operating costs associated with the "Florida's Most Convenient Bank" initiative are approximately $6 - 7 million annually, a continuing investment that we expect to result in improved net interest margins and higher levels of fee income in coming periods.

* As of 12/31/02, BankAtlantic is the largest Florida-based bank, with 72 full service branches. In addition, as part of the re-branding strategy, we have also committed to a program to open de novo branches, renovate others, and to relocate some so as to continue to position our company in the faster growing/ higher deposit level markets within our footprint.


* BankAtlantic completed the acquisition of Community Savings, Ryan Beck acquired certain assets and related liabilities from Gruntal & Co., and Levitt Companies and the Company acquired a 40% interest in the outstanding common stock of Bluegreen Corporation (NYSE: BXG).


* The Community Savings acquisition was a complete success and was integrated into the BankAtlantic network with minimal customer disruption or loss of business.

* Ryan Beck also successfully integrated its Gruntal asset acquisition and we expect this move to serve as the foundation for an improved contribution to earnings from Ryan Beck in 2003.


* The Bluegreen investment has proven to be a satisfactory contributor to our bottom-line, adding $5.3 million to pretax income in 2002.

* We continued to experience a marked improvement in credit quality ratios. During the fourth quarter, the ratio of non-performing loans to total loans was 0.60% versus 0.88% the preceding quarter. The ratio of non- performing assets to total loans plus other assets declined from 1.10% in the third quarter to 0.83% at December 31, 2002. Net charge-offs to average loans for the fourth quarter were only 0.05% versus 0.43% for the third quarter. The allowance for loan and lease losses rose from 1.24% of total loans at September 30, 2002 to 1.40% at December 31, 2002. In addition, the coverage of the allowance for loan and lease losses to non-performing loans rose to 236%, up from 141% the preceding quarter."

"As we look forward to 2003, we see several developments which will affect future profitability.

     First, the rollout of the "Florida's Most Convenient Bank" initiative comes with associated costs, which are being incurred before we see its full benefits. This will constrain near-term earnings growth in BankAtlantic.


     Second, the net interest margin narrowed from lower interest rates and prepayments during 2002, and we expect that it will continue to do so for the next few quarters. This narrowed margin, coupled with the expenses associated with the facilities renovation and relocation program, may limit the growth of BankAtlantic's contribution to 2003 consolidated results. We are confident, however, that the ultimate contribution of the growth in low cost deposits attracted through the "Florida's Most Convenient Bank" initiative will more than justify the near-term costs.


     Third, the performance of Ryan Beck during 2002 was a significant improvement, as it successfully integrated its asset purchase from Gruntal & Co. We expect continued improvement in Ryan Beck operations in 2003.


     Fourth, the contribution from Levitt in 2002 was excellent, and we are pleased to report that it was a record for that company."


     "During the third and fourth quarters, BankAtlantic Bancorp sold an aggregate of $65 million of trust preferred securities at floating rates with a current average of 4.72%. The net proceeds and other funds were used to retire outstanding debt of approximately $96 million with fixed interest rates ranging from 9% to 9.5%. With these transactions, we have largely completed our earlier-announced program to simplify the capital structure of our company, and in the process have significantly reduced its funding costs," Levan concluded.


        Restatement of Second, Third Quarters' Results:


     In connection with the Gruntal transaction, Ryan Beck assumed a nonqualified deferred compensation plan and certain mutual fund assets associated with the plan. With the prior concurrence of the Company's independent accountants, the Company accounted for these mutual fund assets based on accounting principles applicable to BankAtlantic Bancorp, and accordingly, the assets were accounted for as securities available for sale. The effect of this treatment was that changes in the fair value of the mutual fund assets were recorded in other comprehensive income in the equity section of the Company's balance sheet. Recently, the Company determined, with the concurrence of its independent accountants, that the accounting treatment for recording changes in the value of the plan's mutual funds during the second and third quarters was inappropriate, and that those assets were required to be treated in accordance with the specialized industry accounting principles applicable to broker-dealers, which require including changes in the fair value of the mutual funds as an adjustment to broker/dealer operations income in the Company's consolidated income statement. Based on such treatment, the Company has restated its results for the second and third quarters, 2002, to reflect non-cash unrealized losses associated with changes in the value of the plan's mutual funds of $1.9 million and $1.0 million, (pre tax), respectively. The impact of the foregoing is to reduce after tax income by $1.3 million ($0.02/share) and $0.5 million ($0.01/ share) for the second and third quarters, respectively.


                Commentary on Operations of Subsidiary Companies:

  BankAtlantic -- Fourth Quarter, 2002 Compared to Fourth Quarter, 2001

* "Operating pretax income" of $18.0 million vs. $19.1 million, a decrease of 6%.
*    "Operating return" on tangible assets was 0.93% vs. 1.14%.
*    "Operating return" on tangible equity was 12.3% vs. 14.8%.
*    Average loans grew to $3.7 billion, vs. $2.9 billion, an increase of 28%.
* Average residential loans increased to $1.5 billion vs. $1.2 billion, an increase of 25%.
* Average commercial real estate loans increased to $1.6 billion vs. $1.2 billion, an increase of 33%.
* Average small business loans increased to $162 million vs. $100 million, an increase of 62%.
*    Annualized net charge offs declined to 0.05% of average loans, vs. 0.35%
*    Non-performing assets decreased to $29.9 million vs. $42.9 million
*    The net interest margin decreased 20 basis points, from 3.61% to 3.41%.
*    Non interest income increased to $17.1 million vs. $9.8 million, or 74%.

 BankAtlantic -- Full Year, 2002 Compared to Full Year, 2001

* "Operating pretax income" of $ 70.8 million vs. $71.3 million, a decrease of 0.7%.
*    "Operating return" on average tangible assets was 0.92% vs. 1.04%.
*    "Operating return" on average tangible equity was 12.5% vs. 13.8%.
*    Total average loans grew to $3.5 billion,  vs. $3.0 billion, an increase of
     17%.
* Average residential loans increased to $1.4 billion vs. $1.3 billion, an increase of 8%.
* Average commercial real estate loans increased to $1.5 billion vs. $1.1 billion, an increase of 36%.
* Average small business loans increased to $146 million vs. $98 million, an increase of 49%
* Annual average total deposits increased to $2.9 billion vs. $2.3 billion, an increase of 26%. Excluding acquisitions, deposits increased to $2.4 billion vs. $2.3 billion.
* Average low cost deposits increased 51% to $865 million. Excluding acquisitions, low cost deposits increased to $706 million vs. $572 million.
* Non-interest bearing demand deposits now constitute 16% of deposit balances, up from 13% last year.
*    Net charge offs declined to 0.57% of average loans, vs. 0.64%.
*    Non-performing assets decreased to $29.9 million vs. $42.9 million
*    The net interest margin decreased nine basis points to 3.52% from 3.61%.
*    Non interest income increased to $53.3 million vs. $37.5 million, or 42%.

Levitt Companies -- Fourth Quarter, 2002 Compared to Fourth Quarter, 2001

* "Operating pre-tax income" increased to $10.8 million vs. $2.2 million in the corresponding quarter of 2001, an increase of 391%. This is primarily due to continued strength in home sales at Levitt and Sons, the partial sale of a land tract in Tampa by Core Communities, and earnings from the Bluegreen investment.
*    "Operating return" on equity was 24.8% vs. 8.0%.
*    Total revenue increased to $20.4 million vs. $12.2 million.
* New homes contracted increased to 320 vs. 139, an increase of 130%. Levitt Companies -- Full Year, 2002 Compared to Full Year, 2001
* "Operating pretax income" increased to $25.8 million vs. $11.6 million in the prior year, an increase of 122%, due principally to the factors mentioned in the fourth quarter discussion above.
* Operating return" on equity was 15.3% vs. 10.6%. * Total revenue increased to $56.7 million vs. $38.6 million.
*    New homes contracted increased to 1,041 vs. 900, an increase of 15.7%.

Ryan Beck & Co. -- Fourth Quarter, 2002 Compared to Fourth Quarter, 2001

     * "Operating pretax income" rose to $2.3 million vs. $282,000, an increase of 716%.
     *    "Operating return" on tangible equity was 9.18% vs. 3.76%.
     * Total operating revenues increased to $55.4 million vs. $14.4 million, an increase of 285%.

Ryan Beck & Co. -- Full Year, 2002 Compared to Full Year, 2001

   * "Operating pretax income" rose to $4.7 million vs. a $1.6 million loss.
   * "Operating return" on tangible equity was 6.18%.
   * Total operating revenues increased to $168.9 million vs. $46.7 million, an increase of 262%.


  About BankAtlantic Bancorp:



     BankAtlantic Bancorp (NYSE: BBX) is a diversified financial services holding company and the parent company of BankAtlantic, Levitt Companies, and Ryan Beck & Co. Through these subsidiaries, BankAtlantic Bancorp provides a full line of products and services encompassing consumer and commercial banking, brokerage and investment banking, and real estate development. BankAtlantic Bancorp is one of the largest financial institutions headquartered in the State of Florida.


     About BankAtlantic: BankAtlantic, "Florida's Most Convenient Bank" is one of the largest financial institutions headquartered in Florida and provides a comprehensive offering of banking services and products via its broad network of community branches throughout Florida and its online banking division - BankAtlantic.com. BankAtlantic has 72 branch locations, operates more than 190 conveniently located ATMs and offers extended hours. Visit BankAtlantic's Website for further information at www.BankAtlantic.com.


Seven-Day Branch Banking-Monday through Sunday


     Extended branch lobby hours are 8:30AM-5:00PM, Monday through Wednesday, and 8:30AM-8:00PM, Thursday and Friday.

     Extended drive-thru hours are 7:30AM-8:00PM, Monday through Wednesday, and 7: 30AM-8:00PM, Thursday and Friday.


     Saturday branch lobby hours are 8:30AM-3:00PM,  and drive-thru hours are 7:
30AM-6:00PM


     Sunday branch lobby hours are 11:00AM-4:00PM,  and drive-thru hours are 11:
00AM-4:00PM


Levitt Companies is the parent company of Levitt and Sons and Core Communities.


     Levitt and Sons, America's oldest homebuilder and first to build planned suburban communities, currently develops single and multi-family homes for active adults and families throughout Florida.


     Core Communities develops master-planned communities in Florida, including its original and best-known, St. Lucie West -- a 4,600-acre community with 4,000 built and occupied homes, 150 businesses employing 5,000 people and a university campus. New master-planned developments include Westchester, now under development on Florida's Treasure Coast in St. Lucie County, featuring 5,600 residences, a commercial town center and a world-class corporate park.


     Ryan Beck & Co. is a full-service broker dealer engaging in underwriting, market making, distribution, and trading of equity and debt securities. The firm also provides money management services, general securities brokerage, including financial planning for the individual investor, consulting and financial advisory services to financial institutions and middle market companies. Ryan Beck & Co. also provides independent research in the financial institutions, energy, healthcare, technology, and consumer product industries. Ryan Beck & Co. has in excess of 575 financial consultants located in 36 offices nationwide. For further information, please visit our websites:

   www.BankAtlantic.com
   www.LevittandSons.com
   www.CoreCommunities.com
   www.LevittCommercial.com
   www.RyanBeck.com
   www.Cumber.com
   www.GMSgroup.com



     * To receive future news releases or announcements directly via email, please access the e-News banner on the Investor Relations page at www.BankAtlantic.com.

    BankAtlantic Bancorp Contact Info:
   Investor Relations: Leo Hinkley, Tel: (954) 760-5317,
   Fax: (954) 760-5415, or InvestorRelations@BankAtlantic.com Corporate Communications: Sharon Lyn, Tel: (954) 760-5402 or CorpComm@BankAtlantic.com
   Public Relations for BankAtlantic: Boardroom Communications,
   Tel: (954) 370-8999, Caren Berg, caren@boardroompr.com



     Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the " Exchange Act"), that involve substantial risks and uncertainties. When used in this press release and in the documents incorporated by reference herein, the words "anticipate", "believe", "estimate", "may", "intend", "expect" and similar expressions identify certain of such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of BankAtlantic Bancorp, Inc. ("the Company") and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company's control. These include, but are not limited to, the risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products and services; credit risks and loan losses, and the related sufficiency of the allowance for loan losses; the effects of, and changes in, trade, monetary and fiscal policies and laws, including but not limited to interest rate policies of the Board of Governors of the Federal Reserve System; adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on our activities; the impact of changes in financial services' laws and regulations ( including laws concerning taxes, banking, securities and insurance); technological changes; BankAtlantic's seven-day banking initiative and other growth initiatives are not successful or do not produce results which justify their costs; the impact of changes in accounting policies by the Securities and Exchange Commission; the impact of periodic testing of goodwill and other intangible assets for impairment, and with respect to the operations of Levitt Companies ("Levitt") and its real estate subsidiaries: the market for real estate generally and in the areas where Levitt has developments, the availability and price of land suitable for development, materials prices, labor costs, interest rates, environmental factors and governmental regulations; and the Company's success at managing the risks involved in the foregoing. Further, this press release contains forward-looking statements with respect to recent acquisitions, each of which are subject to risks and uncertainties, including the risk that the acquisitions could involve additional costs or that the future financial and operating performance of these acquisitions will not be advantageous. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission ("SEC"). The Company cautions that the foregoing factors are not exclusive.

                  BankAtlantic Bancorp, Inc. and Subsidiaries
             Consolidated Statement of Operations (unaudited)

                                 For The Three Months Ended
  (in thousands)  12/31/02   9/30/02      6/30/02      3/31/02    12/31/01
  INTEREST INCOME:
   Interest and
    fees on
    loans        $  55,502    59,969       59,325       47,071      51,261
   Interest on
    securities
    available
    for sale         8,214    10,322       11,804       12,066      13,052
  Interest and
   dividends on
   investment
   and trading
   securities       11,657    13,214       11,925        8,701       8,318
     Total
      interest
      income        75,373    83,505       83,054       67,838      72,631
  INTEREST
   EXPENSE:
    Interest on
     deposits       14,256    16,089       17,106       15,326      16,725
    Interest on
     advances
     from FHLB      15,960    15,856       15,676       14,920      15,635
    Interest on
     short-term
     borrowed
     funds             744     2,305        2,113        1,384       2,878
    Interest on
     long-term
     debt            7,457     7,306        6,853        4,608       4,171
    Capitalized
     interest on
     real estate
     develop-
     ments         (1,478)   (1,688)      (1,613)      (1,218)     (1,305)
       Total
       interest
       expense      36,939    39,868       40,135       35,020      38,104
  NET INTEREST
   INCOME           38,434    43,637       42,919       32,818      34,527
     Provision
      for loan
      losses         3,291     2,082        6,139        2,565       2,846
  NET INTEREST
   INCOME AFTER
   PROVISION        35,143    41,555       36,780       30,253      31,681
  NON-INTEREST
   INCOME:
    Service
     charges on
     deposits        9,245     6,684        5,687        4,863       4,782
    Other service
     charges and
     fees            3,841     3,591        3,550        3,105       3,456
    Broker/dealer
     revenue and
     other
     commissions    49,721    50,196       38,191       13,048      13,437
    Securities
     gains (losses)   (27)     2,483        3,083        3,039       2,832
    Impairment of
     securities      (342)     (302)     (18,157)           --     (2,827)
    Gain (losses)
     on sales of
     loans           2,066     (230)            2            2          37
    Income from
     real estate
     operations     18,355     8,852       12,466       11,977      12,001
    Other            5,744     4,340        4,504        1,866       2,206
      Total non-
       interest
       income       88,603    75,614       49,326       37,900      35,924
  NON-INTEREST
   EXPENSES:
    Employee
     compensation
     and
     benefits       58,469    59,714       53,902       26,863      25,423
    Occupancy and
     equipment      10,737    11,377       10,551        7,294       7,397
    Amortization
     of intangible
     assets            453       453          454           --         958
    Write-down of
     real estate
     owned              --     1,400            7           57       (181)
    Other           25,957    23,694       23,640       13,526      16,822
    Restructuring
     charges and
     write-downs     3,125        --        1,007           --          --
    Acquisition
     related
     charges            --      (71)        3,922        1,074          --
      Total non-
       interest
       expenses     98,741    96,567       93,483       48,814      50,419
  Income (loss)
   before income
   taxes,
   extraordinary
   items and
   cumulative
   accounting
   change           25,005    20,602      (7,377)       19,339      17,186
  Provision
   (benefit)
   for income
   taxes             6,939     6,068      (3,890)        6,759       6,685
  Income (loss)
   before
   extraordinary
   items and
   cumulative
   accounting
   change           18,066    14,534      (3,487)       12,580      10,501
  Extraordinary
   items, net
   of tax              --       (61)       23,810           --          --
  Cumulative
   accounting
   change,
   net of tax           --        --           --     (15,107)          --
  GAAP net
   income (loss)
   (note 1)      $  18,066    14,473       20,323      (2,527)      10,501
  Reconciliation
   of Operating and
   GAAP Net Income
  GAAP net income
   (loss) before
   extraordinary
   items and
   cumulative
   accounting
   change        $  18,066    14,534      (3,487)       12,580      10,501
  Amortization
   of goodwill         --         --           --           --         958
  Restructuring
   charges and
   write-downs          --        --          655           --          --
  Costs associated
   with debt
   redemption        2,031        --           --           --          --
  Loss on mutual
   funds associated
   with acquired
   Gruntal pension
   plan                 --     1,493           --           --          --
  Acquisition and
   conversion
   related charges (1,300)     (487)        4,350          687          --
  Impairment of
   securities
   available
   for sale            222       196       11,802           --       1,838
  Operating net
   income
   (note 2)      $  19,020    15,737       13,319       13,267       13,297


                   BankAtlantic Bancorp, Inc. and Subsidiaries
             Consolidated Statement of Operations (unaudited)
                                                          For The
                                                         Year Ended
             (in thousands)                       12/31/02       12/31/01
  INTEREST INCOME:
   Interest and fees on loans                   $  221,867        237,064
   Interest on securities available for sale        42,406         52,813
   Interest and dividends on investment and
   trading securities                               45,497         35,741
     Total interest income                         309,770        325,618
  INTEREST EXPENSE:
   Interest on deposits                             62,777         85,668
   Interest on advances from FHLB                   62,412         60,472
   Interest on short-term borrowed funds             6,546         24,270
   Interest on long-term debt                       26,224         22,938
   Capitalized interest on real estate
    developments                                   (5,997)        (5,749)
     Total interest expense                        151,962        187,599
  NET INTEREST INCOME                              157,808        138,019
  Provision for loan losses                         14,077         16,905
  NET INTEREST INCOME AFTER PROVISION              143,731        121,114
  NON-INTEREST INCOME:
   Service charges on deposits                      26,479         16,372



Other service charges and fees 14,087 14,731
   Broker/dealer revenue and other commissions     151,156         43,436
   Securities gains (losses)                         8,578          7,124
   Impairment of securities                       (18,801)        (3,527)
   Gain (losses) on sales of loans                   1,840             60
   Income from real estate operations               51,650         36,583
   Other                                            16,454          8,494
     Total non-interest income                     251,443        123,273
  NON-INTEREST EXPENSES:
   Employee compensation and benefits              198,948         95,098
   Occupancy and equipment                          39,959         28,491
   Amortization of intangible assets                 1,360          4,073
   Write-down of real estate owned                   1,464            117
   Other                                            86,817         56,031
   Restructuring charges and write-downs             4,132          6,955
   Acquisition related charges                       4,925             --
     Total non-interest expenses                   337,605        190,765
  Income (loss) before income taxes,
   extraordinary items and cumulative
   accounting change                                57,569         53,622
  Provision (benefit) for income taxes              15,876         22,600
  Income (loss) before extraordinary items and
   cumulative accounting change                     41,693         31,022
  Extraordinary items, net of tax                   23,749             --
  Cumulative accounting change, net of tax        (15,107)          1,138
  GAAP net income (loss)                         $  50,335         32,160
  Reconciliation of Operating and GAAP Net Income
  GAAP net income (loss) before extraordinary
   items and cumulative accounting change        $  41,693         31,022
  Amortization of goodwill                              --          4,073
  Restructuring charges and write-downs                655          6,836
  Costs associated with debt redemption              2,031            253
  Loss on mutual funds associated with acquired
   Gruntal pension plan                              1,493             --
  Acquisition and conversion related charges         3,250             --
  Impairment of securities available for sale       12,221          2,293
  Operating net income (note 1)                  $  61,343         44,476
               BankAtlantic Bancorp, Inc. and Subsidiaries
        Consolidated Statement of Financial Condition (unaudited)
    (In thousands, except share data)            12/31/02           12/31/01
  ASSETS
  Cash and due from depository
   institutions                                $  200,600           120,049
  Securities purchased under resell
   agreements and federal funds                    50,145               156
  Investment securities and tax
   certificates (approximate fair
   value:  $212,240 and $434,470)                 212,240           428,718
  Loans receivable, net                         3,372,630         2,774,238
  Securities available for sale (at
   fair value)                                    707,858           843,867
  Trading securities (at fair value)              186,454            68,296
  Accrued interest receivable                      33,984            33,706
  Real estate held for development and
   sale and joint ventures                        252,087           178,273
  Investment in unconsolidated real
   estate subsidiary                               60,695                --
  Office properties and equipment, net             92,699            61,685
  Federal Home Loan Bank stock, at cost
   which approximates fair value                   64,943            56,428
  Deferred tax asset, net                          35,316            17,879
  Goodwill                                         78,611            39,859
  Core deposit intangible asset                    13,757                --
  Other assets                                     58,992            31,332
           Total assets                      $  5,421,011         4,654,486
  LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities:
  Deposits                                   $  2,920,555         2,276,567
  Advances from FHLB                            1,297,170         1,106,030
  Securities sold under agreements to
   repurchase                                     116,279           406,070
  Federal funds purchased                              --            61,000
  Subordinated debentures, notes and
   bonds payable                                  193,816           131,428
  Guaranteed preferred beneficial
   interests in Company's Junior
    Subordinated Debentures                       180,375            74,750
  Securities sold not yet purchased                38,003            38,431
  Due to clearing agent                            78,791             9,962
  Other liabilities                               126,688           114,575
           Total liabilities                    4,951,677         4,218,813
  Stockholders' equity:
  Preferred stock, $.01 par value,
   10,000,000 shares authorized;
    none issued and outstanding                        --                --
  Class A common stock, $.01 par value,
   authorized 80,000,000 shares;
   issued and outstanding 53,441,847
   and 53,203,159 shares                              534               532
  Class B common stock, $.01 par value,
   authorized 45,000,000 shares;
   issued and outstanding 4,876,124
   and 4,876,124 shares                                49                49
  Additional paid-in capital                      252,699           251,202
  Unearned compensation - restricted
   stock grants                                    (1,209)           (1,359)
  Retained earnings                               213,692           170,349
  Total stockholders' equity before
   accumulated other comprehensive
   income                                         465,765           420,773
  Accumulated other comprehensive
   income                                           3,569            14,900
           Total stockholders' equity             469,334           435,673
           Total liabilities and
            stockholders' equity              $ 5,421,011         4,654,486


                  BankAtlantic Bancorp, Inc. and Subsidiaries
              Summary of Selected Financial Data (unaudited)
               (in thousands except share data and ratios)


                                For The Three Months Ended
                    12/31/02    9/30/02     6/30/02    3/31/02    12/31/01
  Current Earnings:
   GAAP Net Income
    (loss) (note 1) $ 18,066     14,473      20,323    (2,527)      10,501
   Operating Net
    Income (note 2) $ 19,020     15,737      13,319     13,267      13,297
  Average Common
   Shares
   Outstanding:
     Basic        58,085,481 58,065,396  57,973,880 57,862,267  51,768,998
     Diluted
      GAAP        64,188,382 64,320,448  57,973,880 65,207,468  57,859,579
     Diluted
     Operating    64,188,382 64,320,448  64,747,784 65,207,468  57,859,579
  Key GAAP
   Performance
   Ratios:
     Basic earnings
     (loss) per
      share           $ 0.31       0.25        0.35     (0.04)        0.20
     Diluted earnings
      (loss) per
      share *         $ 0.29       0.23        0.35     (0.04)        0.19
     Return on
      average
      tangible
      assets (note 3) % 1.32       1.02        1.47     (0.22)        0.91
     Return on
      average
      tangible
      equity (note 3)% 19.98      16.96       24.63     (2.64)       12.83
  Key Operating
   Performance
   Ratios:
     Basic earnings
      (loss) per
      share           $ 0.33       0.27        0.23       0.23        0.26
     Diluted earnings
      (loss) per
      share *         $ 0.30       0.25        0.21       0.21        0.24
     Operating return
      on average
      tangible
      assets (note 3) % 1.39       1.10        0.96       1.15        1.16
     Operating return
      on average
      tangible
      equity (note 3)% 21.03      18.44       16.14      13.89       16.25
  * Diluted earnings
     per share
     calculation
     adds back
     interest
     expense net of
     tax on
     convertible
     securities,
     if dilutive      $ 440         440         440        440         441
  Average Balance
   Sheet Data:
     Assets     $ 5,552,458   5,796,782   5,620,134  4,656,653   4,637,305
     Tangible
      Assets
      (note 3)  $ 5,459,454   5,701,036   5,522,552  4,630,874   4,596,908
     Loans      $ 3,602,605   3,679,371   3,564,545  2,864,179   2,899,626
     Invest-
      ments     $ 1,207,985   1,392,785   1,367,312  1,332,292   1,330,722
     Deposits
      and
      escrows   $ 2,970,904   2,988,545   3,028,407  2,424,146   2,275,587
     Stock-
      holders'
      Equity    $   456,579     441,177     427,740    411,455     373,351
     Tangible
      Stock-
      holders'
      Equity
      (note 3)  $   361,681     341,355     330,042    382,161     327,325
     Tangible
      equity to
      tangible
      assets    %      6.62        5.99        5.98       8.25        7.12

               BankAtlantic Bancorp, Inc. and Subsidiaries
              Summary of Selected Financial Data (unaudited)
               (in thousands except share data and ratios)

                                                          For The
                                                        Year Ended
                                                  12/31/02       12/31/01
  Current Earnings:
     GAAP Net Income (loss) (note 1)             $  50,335         32,160
     Operating Net Income   (note 2)             $  61,343         44,476
  Average Common Shares Outstanding:
     Basic                                      57,997,556     42,091,961
     Diluted GAAP



64,400,725 54,313,104
     Diluted Operating                          64,400,725     54,313,104
  Key GAAP Performance Ratios:
     Basic earnings (loss) per share              $   0.87           0.76
     Diluted earnings (loss) per share *          $   0.81           0.65
     Return on average tangible assets (note 3)   %   0.94           0.69
     Return on average tangible equity (note 3)   %  14.14          12.87
  Key Operating Performance Ratios:
     Basic earnings (loss) per share              $   1.06           1.06
     Diluted earnings (loss) per share *          $   0.98           0.88
     Operating return on average
      tangible assets (note 3)                    %   1.15           0.96
  Operating return on average
      tangible equity (note 3)                    %  17.23          17.79
  * Diluted earnings per share calculation
     adds back interest expense net of tax
     on convertible securities, if dilutive       $  1,760          3,397
  Average Balance Sheet Data:
     Assets                                   $  5,410,030      4,695,327
     Tangible Assets (note 3)                 $  5,331,769      4,648,808
     Loans                                    $  3,430,387      2,978,811
     Investments                              $  1,324,938      1,322,230
     Deposits and escrows                     $  2,854,870      2,320,266
     Stockholders' Equity                     $    434,380        304,392
     Tangible Stockholders' Equity (note 3)   $    355,970        249,973
     Tangible equity to tangible assets       %       6.68           5.38
  Notes:
   (1) GAAP net income is defined as net income in accordance with generally accepted accounting principles.
   (2) Operating net income is defined as GAAP net income adjusted for goodwill amortization, goodwill impairment, core deposit amortization and any non-operating activities, net of tax.
   (3) Average tangible assets is defined as average total assets less average goodwill and core deposit intangibles. Average tangible stockholders' equity is defined as average total stockholders' equity less average goodwill, core deposit intangibles and other comprehensive income.



     /CONTACT: Investor Relations, Leo Hinkley, +1-954-760-5317, or fax, +1-954-760-5415, or InvestorRelations@BankAtlantic.com, or Corporate Communications, Sharon Lyn, +1-954-760-5402, or CorpComm@BankAtlantic.com, both of BankAtlantic Bancorp, Inc.; or Caren Berg, Boardroom Communications, +1-954-370-8999, caren@ boardroompr.com, for BankAtlantic Bancorp, Inc./